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                                                               Exhibit 26(n)

 [KPMG LLP LETTERHEAD]

          Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Variable Life Account:


We consent to the use of our report dated March 9, 2009, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated April 10, 2009 on the financial statements of Minnesota Life Variable Life Account included herein and to the reference to our Firm under the heading "FINANCIAL STATEMENTS" in Part B of the Registration Statement.



                                                  /s/ KPMG LLP



Minneapolis, Minnesota
October 13, 2009